AMERICAN FEDERAL COMMUNICATIONS
P.O. Box 1268, Greenville, SC 29602  (864) 255-7000


FOR IMMEDIATE RELEASE
April 15, 1997


FOR MORE INFORMATION, CONTACT:
Mary Margaret Dragoun, Vice President
Investor Relations
phone 864/255-7253



     AMERICAN FEDERAL ANNOUNCES RECORD FIRST QUARTER EARNINGS

     GREENVILLE, SOUTH CAROLINA -- American Federal Bank, FSB (Nasdaq: AMFB) today announced record first quarter earnings of $4.8 million compared with $4.4 million in the first quarter of 1996. Earnings per share for the quarter were $.42, an 11% increase from $.38 a year ago.

     Net interest income increased $1.2 million or 9%, and the net interest margin was 4.55% versus 4.10% in the first quarter of 1996. Roy Abercrombie, Chairman and Chief Executive Officer, said, "The economic strength of our market continues to provide good opportunities for consumer and commercial loans, and the quality of credit remains outstanding."

     Total loans grew $17 million, or an annualized 8%, during the three months ended March 31, 1997. In April, American Federal sold the consumer finance portfolio and office operations of its subsidiary, Finance South. The $14 million portfolio represented approximately 1% of total assets. The proceeds will be directed into growth of banking operations.

     At March 31, nonperforming assets were $5.8 million or .44% of total assets, a decrease of $559,000 from December 31,
1996. The allowance for loan losses grew to $11.2 million or 1.30% of total loans.

     In February 1997, American Federal announced a definitive agreement has been signed to merge with CCB Financial
Corporation, headquartered in Durham, North Carolina. Under the agreement, American Federal shareholders will receive .445 shares of CCB common stock in exchange for each share of American
Federal common stock.



                             - MORE -
American Federal Bank
page 2



     American Federal has $1.3 billion in assets and 40 branch offices covering twelve counties in northwestern South Carolina. The combined company will have $6.9 billion in assets and 201 branch offices in a market that spans 40 counties across the Carolinas. The merger is subject to shareholder and regulatory approval and is scheduled to be completed in the third quarter of 1997.

     American Federal's common stock trades on the Nasdaq National Market under the symbol AMFB. Market makers include J.C. Bradford & Co., Davenport & Co. of Virginia, Herzog, Heine, and Geduld, Inc., Interstate/Johnson Lane, Keefe, Bruyette & Woods, Inc., The Robinson Humphrey Co., Inc., Ryan Beck & Co., Inc., and Wheat First Butcher & Singer.



                             At or for the three months ended
                                        March 31,

                                         1997           1996
KEY PERFORMANCE MEASURES:
Return on average assets               1.46%          1.30%
Return average equity                 16.46%         15.76%
Efficiency ratio                      53.56%         54.35%


Per SHARE DATA:
Book Value                           $10.64            $9.80
Annual dividend                         .48              .40





NOTE:  Consolidated financial data are attached.
American Federal Bank
page 3

                   CONSOLIDATED FINANCIAL DATA
                           (UNAUDITED)


OPERATIONS DATA
                                         Three Months
                                       Ended March 31,
                                       1997         1996
                                    (In thousands, except
                                       per share data)
Net interest income                  $ 14,141      12,946
Provision for loan losses                 888         722
Noninterest income                      4,057       3,425
Noninterest expenses                    9,677       8,949
Net income before income taxes          7,633       6,700
Income taxes                            2,863       2,345
Net income                           $  4,770       4,355

Earnings per share:                    $ .42          .38

Weighted average shares
     Primary                           11,241      11,448
     Fully-Diluted                     11,256      11,448


SUMMARY OF FINANCIAL CONDITION:

                                   March 31,     December 31,
                                      1997           1996
                                         (In thousands)

Total assets                      $ 1,306,915   1,318,400
Loans                                $854,851     837,855
Securities available for sale        $342,829     342,341
Deposits                             $999,516     986,780
Stockholders' equity                 $117,473     115,592